Exhibit 99.1

NYSE: MMP
_________________________________________________________________________________________

Date:	May 5, 2022

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com
Magellan Midstream Reports First-Quarter 2022 Financial Results and Raises 2022 Annual Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $166 million for first quarter 2022 compared to $221 million for first quarter 2021. The decrease in net income primarily resulted from mark-to-market (MTM) adjustments for hedge positions related to our commodity-related activities in the current higher commodity pricing environment as well as the favorable impact to our prior-year results from the 2021 winter storms.
Diluted net income per common unit was 78 cents in first quarter 2022 and 99 cents in first quarter 2021. Diluted net income per unit excluding MTM commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.10 for first quarter 2022. These results exceeded the $1.02 guidance provided by management in early February primarily due to higher-than-expected refined products shipments and increased commodity prices that mainly benefited the value of our product overages.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $265 million for first quarter 2022 compared to $276 million for first quarter 2021. Free cash flow (FCF), a non-GAAP financial measure that represents the amount of cash available for distributions, expansion capital opportunities, equity repurchases, debt reduction or other partnership uses, was $240 million during first quarter 2022 versus $267 million during first quarter 2021.
“Magellan generated solid financial results during the first quarter of 2022 that exceeded our initial expectations and improved our overall outlook for the year,” said Aaron Milford, who became chief executive officer on May 1. “I am grateful for the opportunity to lead Magellan into the future and will continue to focus on the overarching goal of maximizing long-term investor value, while retaining our strong financial position and proven disciplined approach to serve our nation’s critical energy needs for decades to come.”
An analysis by segment comparing first quarter 2022 to first quarter 2021 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense. Due to the pending sale of our independent terminals network announced in June 2021, the financial results from these assets have been reclassified from the refined products segment to discontinued operations for all periods.

Refined products. Refined products operating margin was $235 million, a decrease of $26 million primarily related to the impact of MTM adjustments for futures contracts used to hedge our commodity-related activities. Excluding these adjustments, financial results from this segment’s fee-based activities increased between periods.
Transportation and terminals revenue increased $12 million primarily due to increased transportation volumes as a result of the continued demand recovery from pandemic levels as well as additional contributions from our Texas pipeline expansion projects. Average transportation rates were slightly lower as a higher proportion of short-haul shipments, which move at a lower tariff, more than offset the mid-year 2021 overall tariff increase. We also earned less storage revenue due to lower utilization and rates following recent contract expirations.
Operating expenses decreased slightly between periods. More favorable product overages (which reduce operating expenses), related in part to higher commodity prices in the current period, more than offset higher property taxes as a result of recent expansion projects, higher integrity spending related to the timing of maintenance work and higher power costs, primarily due to the benefit of gains we realized on power hedges in the prior year during the 2021 winter storms.
Earnings of non-controlled entities decreased $6 million primarily due to lower contributions from our Pasadena marine terminal joint venture, following the sale of nearly half of our ownership interest during second quarter 2021, as well as lower earnings from our Powder Springs joint venture due to unrealized MTM losses on futures contracts used to hedge product margins.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $35 million primarily due to the recognition of unrealized losses on futures contracts in the current year versus unrealized gains in the prior year, slightly offset by higher realized margins on our gas liquids blending activities in the current period.
Crude oil. Crude oil operating margin was $104 million, a decrease of $6 million. Transportation and terminals revenue decreased slightly primarily related to reduced storage revenue due to lower utilization and rates following recent contract expirations. Otherwise, higher average rates on our Longhorn pipeline and higher terminal throughput fees as a result of more customers utilizing a simplified pricing structure for services in the Houston area offset fewer tariff movements on our Houston distribution system.
Operating expenses decreased slightly as lower integrity spending related to the timing of maintenance work and lower pipeline rental costs resulting from new agreements were mostly offset by higher power costs, as the prior year benefited from gains on power hedges during the 2021 winter storms.
Earnings of non-controlled entities increased slightly between periods as the recognition of deficiency revenue (for which cash distributions were previously received) for both the BridgeTex and Double Eagle pipelines during the current period more than offset lower average rates on the Saddlehorn pipeline. Product margin was unfavorable $5 million in part due to greater unrealized losses on futures contracts used to hedge product margins in the current period.
Other items. G&A expense increased $17 million primarily due to higher incentive compensation costs as a result of expenses related to the retirement agreement for our former chief executive officer as well as overall improved financial results.

Net interest expense increased slightly due to higher debt outstanding. As of March 31, 2022, Magellan’s debt balance was $5.3 billion, including $336 million outstanding under our commercial paper program.
Income from discontinued operations decreased $5 million primarily due to unrealized losses on futures contracts associated with gas liquids blending hedges at the independent terminals.

Capital allocation
Magellan remains focused on maximizing long-term value for our investors through a disciplined combination of capital investments, cash distributions and equity repurchases.
Based on the progress of expansion projects now underway, we currently expect to spend approximately $70 million in 2022 to complete projects already committed, including a new investment to improve connectivity of our Cushing, Oklahoma crude oil terminal. These estimates do not yet include spending associated with the potential expansion of our refined products pipeline system to El Paso, Texas, pending the results of our recently-launched open season to seek customer commitments.
During first quarter 2022, Magellan repurchased over 1 million of our common units for $50 million, resulting in total repurchases since inception of 17.5 million units for $850 million under our $1.5 billion repurchase program authorized through 2024. The timing, price and quantity of potential future equity repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of our common units.

Financial guidance for 2022
Magellan is increasing our annual DCF guidance by $15 million to $1.09 billion for 2022 to reflect higher-than-expected financial performance during the first quarter and a generally more favorable commodity pricing environment projected for the year.
While we await receipt of the required regulatory approval for the pending sale of our independent terminals, guidance assumes we own these assets through the second quarter of 2022.
Based on current units outstanding and our updated annual DCF guidance, distribution coverage is now expected to be 1.24 times the amount necessary to pay cash distributions declared for 2022.
FCF is now projected to be nearly $1.46 billion for 2022, or $575 million after distributions. Full-year FCF guidance includes the expected $435 million proceeds from the pending sale of our independent terminals.
Based on actual first-quarter results and current number of units outstanding, net income per unit is estimated to be $4.35 for 2022, with second-quarter guidance of $1.12 per unit. Projected annual net income per unit is estimated to improve by more than the increase in DCF guidance due to expectations of additional deficiency revenue recognition related to our crude oil joint venture pipelines, for which we previously received cash distributions.
Guidance excludes future MTM adjustments on Magellan’s commodity-related activities as well as the expected gain on the pending independent terminals sale.
Management currently expects that FCF after distributions will generally be used to repurchase units (subject to the considerations noted in “Capital allocation” above) and continues to target annual distribution coverage of at least 1.2 times for the foreseeable future.

Earnings call details
Management will discuss first-quarter 2022 financial results and outlook for the remainder of the year during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via Magellan’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (877) 256-4701, conference code 22017092.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by Magellan. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF, FCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of our internal financial reporting and is used by management to evaluate the economic performance of our operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of our commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from our operations, after maintenance capital spending, that is available for distribution to our unitholders. Management uses this performance measure as a basis for recommending to our board of directors the amount of cash distributions to be paid each period and for determining the payout for performance-based awards issued under our equity-based incentive plan.
FCF is a financial metric used by many investors and others in the financial community to measure the amount of cash generated by a company after considering all investing activities, including both maintenance and expansion capital spending, as well as proceeds from divestitures. Management believes FCF is important to the financial community as it reflects the amount of cash available for distributions, expansion capital opportunities, equity repurchases, debt reduction or other partnership uses.
Reconciliations of operating margin to operating profit, adjusted EBITDA, DCF and FCF to net income and FCF to net cash provided by operating activities accompany this news release.
We use exchange-traded futures contracts to hedge against price changes of petroleum products associated with our commodity-related activities. Most of these futures contracts are not designated as hedges for accounting purposes. However, because these futures contracts are generally effective at hedging price changes, management believes our profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.

Because the non-GAAP measures presented in this news release include adjustments specific to Magellan, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words and phrases such as: guidance, expect, projected, target, remains, pending, outlook, goal, retaining, to come, long term, assumes, foreseeable and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on Magellan’s results of operations and financial condition are: impacts from the pandemic; changes in supply, price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through our facilities; changes in laws applicable to us; changes in government incentives or initiatives that negatively impact us or positively impact competitive alternatives; changes in our tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply our services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to our terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of us as a corporation for federal or state income tax purposes or us becoming subject to significant forms of other taxation; changes in our capital needs, cash flows or availability of cash to fund unit repurchases or distributions; and failure of customers or vendors to meet or continue contractual obligations to us. Additional factors that could lead to material changes in performance are described in Magellan's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021 and subsequent reports on Form 8-K. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by us in this news release are based only on information currently known, and we undertake no obligation to revise our forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2022
Transportation and terminals revenue	$412.0	$422.9
Product sales revenue	213.7	246.1
Affiliate management fee revenue	5.4	5.7
Total revenue	631.1	674.7
Costs and expenses:
Operating	127.3	124.2
Cost of product sales	170.9	243.4
Depreciation, amortization and impairment	54.6	57.7
General and administrative	46.0	62.8
Total costs and expenses	398.8	488.1
Other operating income (expense)	(0.4)	(2.0)
Earnings of non-controlled entities	39.1	35.4
Operating profit	271.0	220.0
Interest expense	57.0	57.3
Interest capitalized	(0.5)	(0.4)
Interest income	(0.1)	(0.1)
Gain on disposition of assets	—	(0.2)
Other (income) expense	1.1	0.6
Income from continuing operations before provision for income taxes	213.5	162.8
Provision for income taxes	0.8	0.8
Income from continuing operations	212.7	162.0
Income from discontinued operations	8.6	3.5
Net income	$221.3	$165.5

Earnings per common unit
Basic:
Continuing operations	$0.95	$0.76
Discontinued operations	0.04	0.02
Net income per common unit	$0.99	$0.78
Weighted average number of common units outstanding	223.6	212.9

Diluted:
Continuing operations	$0.95	$0.76
Discontinued operations	0.04	0.02
Net income per common unit	$0.99	$0.78
Weighted average number of common units outstanding	223.6	212.9

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2021	2022
Refined products:
Transportation revenue per barrel shipped	$1.672	$1.635
Volume shipped (million barrels):
Gasoline	65.0	75.6
Distillates	46.5	47.6
Aviation fuel	6.1	7.4
Liquefied petroleum gases	0.5	0.6
Total volume shipped	118.1	131.2

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped(1)	$0.789	$0.843
Volume shipped (million barrels)(1)	46.5	41.9
Terminal average utilization (million barrels per month)	25.5	25.2
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	26.9	25.5
Saddlehorn - volume shipped (million barrels)(3)	16.1	20.0

(1) Includes shipments related to our crude oil marketing activities.
(2) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 30% by us.
(3) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 30% by us.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2021	2022
Refined products:
Transportation and terminals revenue	$297.6	$309.5
Affiliate management fee revenue	1.6	1.8
Other operating income (expense)	0.3	0.1
Earnings of non-controlled entities	9.2	3.7
Less: Operating expense	91.5	88.2
Transportation and terminals margin	217.2	226.9
Product sales revenue	184.5	241.6
Less: Cost of product sales	140.8	233.1
Product margin	43.7	8.5
Operating margin	$260.9	$235.4

Crude oil:
Transportation and terminals revenue	$116.2	$114.7
Affiliate management fee revenue	3.8	3.9
Other operating income (expense)	(0.7)	(2.1)
Earnings of non-controlled entities	29.9	31.7
Less: Operating expense	39.2	38.8
Transportation and terminals margin	110.0	109.4
Product sales revenue	29.2	4.5
Less: Cost of product sales	30.1	10.3
Product margin	(0.9)	(5.8)
Operating margin	$109.1	$103.6

Segment operating margin	$370.0	$339.0
Add: Allocated corporate depreciation costs	1.6	1.5
Total operating margin	371.6	340.5
Less:
Depreciation, amortization and impairment expense	54.6	57.7
General and administrative expense	46.0	62.8
Total operating profit	$271.0	$220.0

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in millions except per unit amounts)

	Three Months Ended
	March 31, 2022
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$165.5	$0.78	$0.78
Commodity-related adjustments associated with future transactions(1)	67.7
Excluding commodity-related adjustments	$233.2	$1.10	$1.10

Weighted average number of common units outstanding		212.9	212.9

(1) Includes our net share of commodity-related adjustments for our non-controlled entities. Please see Distributable Cash Flow ("DCF") and Free Cash Flow ("FCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW AND FREE CASH FLOW
RECONCILIATION TO NET INCOME
(Unaudited, in millions)

	Three Months Ended
	March 31,		2022 Guidance
	2021	2022

Net income	$221.3	$165.5	$925.0
Interest expense, net	56.3	56.8	228.0
Depreciation, amortization and impairment(1)	59.2	57.7	228.0
Equity-based incentive compensation(2)	(1.5)	5.5	23.0
Gain on disposition of assets(3)	—	(0.2)	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	17.4	56.7
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(22.4)	(11.2)
Inventory valuation adjustments(5)	1.4	2.8
Total commodity-related adjustments	(3.6)	48.3	(21.0)
Distributions from operations of non-controlled entities in excess of earnings	12.3	3.0	12.0
Adjusted EBITDA	344.0	336.6	1,395.0
Interest expense, net, excluding debt issuance cost amortization	(55.5)	(56.0)	(225.0)
Maintenance capital(6)	(12.1)	(15.2)	(80.0)
Distributable cash flow	$276.4	$265.4	$1,090.0
Expansion capital(7)	(10.5)	(26.1)	(70.0)
Proceeds from disposition of assets(3)	0.6	0.2	435.0
Free cash flow	$266.5	$239.5	$1,455.0
Distributions paid	(229.4)	(220.6)	(880.0)
Free cash flow after distributions	$37.1	$18.9	$575.0

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because we intend to satisfy vesting of unit awards under our equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to our ongoing operations, while proceeds from disposition of assets exclude the related gains to the extent they are already included in our calculation of DCF.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  We exclude the net impact of these derivatives from our determination of DCF until the transactions are settled and, where applicable, the related products are sold.
(5)    We adjust DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when we sell or purchase the related products, we recognize these valuation adjustments in DCF.
(6)    Maintenance capital expenditures maintain our existing assets and do not generate incremental DCF (i.e. incremental returns to our unitholders). For this reason, we deduct maintenance capital expenditures to determine DCF.
(7) Includes additions to property, plant and equipment (excluding maintenance capital and capital-related changes in accounts payable and other current liabilities), acquisitions and investments in non-controlled entities, net of distributions from returns of investments in non-controlled entities and deposits from undivided joint interest third parties.

MAGELLAN MIDSTREAM PARTNERS, L.P.
FREE CASH FLOW RECONCILIATION TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2021	2022
Net cash provided by operating activities	$240.4	$100.4
Changes in operating assets and liabilities	57.7	145.5
Net cash provided (used) in investing activities	(31.2)	(46.6)
Payments associated with settlement of equity-based incentive compensation	(6.2)	(8.9)
Settlement cost, amortization of prior service credit and actuarial loss	(1.6)	(1.2)
Changes in accrued capital items	9.3	5.5
Commodity-related adjustments(1)	(3.6)	48.3
Other	1.7	(3.5)
Free cash flow	$266.5	$239.5
Distributions paid	(229.4)	(220.6)
Free cash flow after distributions	$37.1	$18.9

     (1) Please refer to the preceding table for a description of these commodity-related adjustments.